EXHIBIT 16.1

April 26, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC20549

Commissioners:

We have read the statements made by Guangshen Railway Company Limited (the “Company”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of the Company, dated April 26, 2017. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,
/s/ PricewaterhouseCoopers Hong Kong

PricewaterhouseCoopers, 22/F Prince’s Building, Central, Hong Kong

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Attachment A

Item 16F.	Change in Registrant’s Certifying Accountant

(a)(1) Previous independent registered public accounting firm.

(i) On December 30, 2016, we appointed PwC China, as our independent registered public accounting firm, and dismissed PwC HK.

(ii) The reports of PwC HK on the financial statements for the fiscal years ended December 31, 2015 and 2014 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii) Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm.

(iv) During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through December 30, 2016, there were no disagreements with PwC HK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC HK would have caused them to make reference thereto in their reports on the financial statements for such years.

(v) During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through December 30, 2016, there were no “reportable events” (as defined in Item 16F(a)(1)(v) of Form 20-F).

(2) New independent registered public accounting firm.

PwC China was appointed to be our new independent registered public accounting firm for the purpose of this Form 20-F for the year ended December 30, 2016. During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through December 30, 2016, other than in the ordinary course of the audit, we did not consult with PwC China regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report nor oral advice was provided to us that PwC China concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions thereto, or a “reportable event”, as that term is defined in Item 16F(a)(1)(v) of Form 20-F.

(3) We have provided PwC HK with a copy of the foregoing disclosure, and requested that PwC HK furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 26, 2017, is filed as Exhibit 16.1 to this Form 20-F.

(b) Not applicable.